Exhibit 10.38
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.
CONVERTIBLE PROMISSORY NOTE

$1,357,000	March 26 2007
     Finisar Corporation, a Delaware corporation (the “Company”), for value received, promises to pay to Parviz Tayebati (“Holder”) the principal sum of One Million Three Hundred Fifty-seven Thousand Dollars ($1,357,000), together with interest on the outstanding principal balance of this Convertible Promissory Note (this “Note”) at the rate of five percent (5.0%) per annum. This Note is issued pursuant to that Purchase Agreement dated as of the date hereof to which Company and Holder are parties (the “Purchase Agreement”).
     1. Definitions. As used in this Note, the following terms shall have the definitions ascribed to them below:
          1.1. “Commission” means the United States Securities and Exchange Commission.
          1.2. “Common Stock” means the common stock, $0.001 par value, of the Company, and any securities into which such common stock may hereafter be classified.
          1.3. “Conversion Event” has the meaning set forth in Section 3.1 below.
          1.4. “Conversion Price” means the average closing trading price per share of the Common Stock on the Nasdaq National Market (“NNM”) for the three (3) Trading Days ending two (2) days prior to the Conversion Event.
          1.4. “Conversion Shares” has the meaning set forth in Section 3.2 below.
          1.5. “Deferred Amounts” has the meaning set forth in Section 2.1 below.
          1.6. “Escrow Agreement” means the Escrow Agreement dated March 26 2007, by and among the Company, Holder, Sellers’ Representative and Comerica Bank (the “Escrow Agent”).
          1.7. “Initial Consideration Note” means that certain convertible note in the original principal amount of Fifteen Million Five Hundred Ninety-two Thousand Nine Hundred

twenty-six Dollars ($15,592,926) issued by the Company to Holder simultaneous herewith pursuant to the Purchase Agreement.
          1.8. “Maturity Date” means that date twelve (12) months following the date hereof.
          1.9. “Securities Act” means the Securities Act of 1933, as amended.
          1.10. “Trading Day” means a day on which trading occurs on the NNM (or any successor thereto).
     2. Payment.
          2.1. Payment. The entire outstanding balance of and accrued but unpaid interest on this Note shall be due and payable, if not converted pursuant to Section 3 below, on the Maturity Date; provided, however, if an Indemnified Person (as such term is defined in the Purchase Agreement) provides notice to the Holder and the Escrow Agent of an Indemnity Claim or Claims (as such term is defined in the Escrow Agreement) pursuant to Section 9.2(A) of the Purchase Agreement for which the amount of Escrow Cash (as defined in the Purchase Agreement) is insufficient, then the Company may, in its sole discretion, defer payments under this Note in an amount equal to the lesser of (i) such insufficiency or (ii) the Indemnity Claim or Claims that have not been resolved at the Maturity Date; and provided further, if an Indemnified Person provides notice to the Holder and the Escrow Agent of a claim for indemnification against Holder pursuant to Section 9.3 of the Purchase Agreement then the Company may, in its sole discretion, defer payments under this Note in an amount equal to the Indemnity Claim or Claims that have not been resolved at the Maturity Date (the amount determined pursuant to this first sentence of Section 2.1 being the “Deferred Amounts”). Within five (5) business days following the date on which the Company and the Holder agree or the arbitrator under Section 10.3 of the Escrow Agreement determines that a Indemnified Person is entitled to recover an amount with respect to the Indemnity Claim or Claims (the “Resolved Amount”), such Resolved Amount shall be offset without further action or notice against the Deferred Amounts. If the Resolved Amount is less than the Deferred Amounts, the Company shall pay the remaining principal balance on this Note (after offset of the Resolved Amount) to the Holder within five (5) business days after the date on which the offset is applied. The Company shall have the right at any time and without premium or penalty to prepay this Note, in whole or in part, in lieu of conversion pursuant to Section 3 below, on or prior to the Maturity Date.
          2.2. Interest. The Company shall pay interest to the Holder on the outstanding principal balance of this Note at the rate of five percent (5.0%) per annum, which shall be payable at the Company’s option in (a) cash or (b) additional shares of Common Stock if this Note is converted pursuant to Section 3 below. Payment of the interest in cash shall be made on the Maturity Date and payment of the interest in shares of Common Stock shall be made on the date(s) for delivery of certificates representing the Conversion Shares provided for in Section 3.3. Interest shall be calculated on the basis of a 365-day year and shall accrue daily commencing on the date hereof.

          2.3. Currency. All payments shall be in lawful money of the United States of America.
     3. Conversion. This Note shall convert into Common Stock as follows:
          3.1. Conversion Event. Provided that the Registration Statement (as defined in the Purchase Agreement) filed by the Company with the Commission shall have been declared effective (the “Conversion Event”), the entire outstanding principal balance of and accrued but unpaid interest on this Note shall automatically convert into that number of shares of Common Stock determined in accordance with Section 3.2 below upon the Maturity Date (the “Conversion Event”). If requested by the Company, the Holder will provide joint instructions with the Holder to the Company’s transfer agent and the Escrow Agent (as defined in the Escrow Agreement) to sell the Conversion Shares and deposit the proceeds from the sale of such Conversion Shares into escrow.
          3.2. Shares Issuable Upon Conversion. Upon the conversion of this Note in accordance with Section 3.1 above, the Holder shall be entitled to receive a certificate representing that number of shares of Common Stock (the “Conversion Shares”) equal to the portion of principal balance of and accrued but unpaid interest on this Note that is converted on such Conversion Event, divided by the Conversion Price.
          Notwithstanding anything else contained herein, the total number of shares of Common Stock that may be issued in the aggregate upon conversion of this Note and the Initial Consideration Note shall not exceed nine and ninety-nine one-hundreds percent (9.99%) of either the total shares outstanding or the voting power outstanding of the Company as of the date of this Note (the “Maximum Shares Issuable”). Accordingly, if the Conversion Price used to determine the number of shares of Common Stock issuable would cause the total aggregate number of shares of Common Stock issued upon conversion of this Note and the Initial Consideration Note to exceed the Maximum Shares Issuable, then this Note and the Initial Consideration Note shall in the aggregate convert into the Maximum Shares Issuable and that portion of the principal balance of and accrued but unpaid interest on this Note which is not converted into shares of Common Stock shall be paid in cash upon conversion of this Note.
          3.3. Stock Certificate. The Company shall cause a certificate representing the Conversion Shares to be issued in the name of Holder within two (2) business days following the occurrence of a Conversion Event.
          3.4. Fractional Shares. No fractional shares shall be issued upon conversion of this Note and the value of any fractional shares issuable upon such conversion, based on the Conversion Price, shall be paid by the Company to the Holder in cash.
          3.5. Satisfaction of Obligations. Upon conversion of the entire principal amount of this Note and delivery of the certificates representing the Conversion Shares in accordance with the provisions of this Section 3, the Company shall be forever released from all obligations and liabilities hereunder.

     4. Default.
          4.1. Events of Default. The occurrence of either of the following events shall constitute an “Event of Default” hereunder:
               (a) any failure by the Company to pay any amount payable in cash hereunder, in accordance with the terms hereof, which default is not cured within ten (10) business days following notice thereof from the Holder; or
               (b) any failure by the Company to issue any securities issuable hereunder, in accordance with the terms hereof.
          4.2. Remedies. During the continuance of an Event of Default, Holder shall have the right to (i) accelerate the payment of the outstanding principal balance hereunder, and (ii) enforce this Note by exercise of the rights and remedies granted to it by applicable law. The Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred or expended by the Holder in enforcing or collecting this Note as a result of an Event of Default or the protection or prescription of any rights of Holder hereunder. The Company hereby waives demand, notice, presentment, protest and notice of dishonor, diligence in collection and notice of intent to accelerate maturity.
          4.3. Waiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the Holder’s part shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No single or partial waiver by the Holder of any provision of this Note or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The Holder’s rights and remedies are cumulative and are in addition to all rights and remedies which the Holder may have in law or in equity or by statute or otherwise; provided, however, that the Holder acknowledges that the indemnification remedy provided in Section 9.4 of the Purchase Agreement shall not be available to the Holder as a right or remedy for the Company’s breach or default hereunder.
     5. Amendments. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and the Holder and then only to the extent set forth therein.
     6. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.
     7. Notices. Any notice or other communication required or desired to be given hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

If to Holder:	Parviz Tayebati
2 Avery Street, 27E
Boston, MA 02111

with copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telecopy (617) 542-2241
Attn: Stanley A. Twarog, Esq.

If to the Company:	Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089
Attn: Chief Financial Officer

Telecopy:	(408) 541-4154
or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) transmitted by facsimile transmission (and confirmed by a copy delivered in accordance with clauses (i), (ii) or (iii). Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.
     8. Replacement. Upon the Company’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (i) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount, or (ii) in the case of any such mutilation, upon surrender of this Note for cancellation, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note.
     9. Legal Fees. In the event of any legal action to enforce the rights of the Holder or the Company, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.
     10. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Holder, or by the Holder, without the prior written consent of the Company.

     11. No Rights as Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company.
     12. Headings. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note.
     13. Governing Law. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.
     14. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and assigns.
     15. Time. Time is of the essence hereunder.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has duly caused this Note to be signed in its name and on its behalf by its duly authorized officer as of the date hereinabove written.

FINISAR CORPORATION

	By:	/s/ S. K. Workman

	Name:	S. K. Workman

	Title:	CFO

AGREED AND ACCEPTED:

/s/ Parviz Tayebati
PARVIZ TAYEBATI